UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549
_________

FORM 8-K

CURRENT REPORT
Pursuant to section 13 OR 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  July 25, 2007

BUCKEYE TECHNOLOGIES INC.
(Exact name of registrant as specified in its charter)

DELAWARE	33-60032	62-1518973
(State or other	(Commission	(IRS Employer
jurisdiction of incorporation)	File Number)	Identification Number)

1001 Tillman Street, Memphis, Tennessee	38112
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:  (901) 320-8100

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ]           Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]           Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]           Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]           Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 1.  REGISTRANT’S BUSINESS AND OPERATIONS

Item 1.01.  Entry into a Material Definitive Agreement

On July 25, 2007, Buckeye Technologies Inc. (the "Company") established a new $200 million senior secured revolving credit facility with Bank of America, N.A. and other lenders party thereto. The maturity date on the new revolver is July 2012, and the facility includes an increase option for an additional $50 million. This facility amends and restates the Company's existing credit facility, which consisted at the closing date of an undrawn $70 million revolver and a $30 million balance on an original $150 million term loan. The Company plans to use the proceeds from this facility to refinance its existing senior credit facilities, to refinance up to $20 million of its 8.0% senior subordinated notes having a maturity date of October 2010, to refinance the remaining $60 million of its 9.25% senior subordinated notes in September 2007 (one year ahead of maturity), and for general corporate purposes. The Company expects to reduce interest expense by about $2 million per year on a going basis as a result of this refinancing. A copy of the amended and restated credit agreement is filed as exhibit 10.10.

SECTION 9.  FINANCIAL STATEMENTS AND EXHIBITS.

Item 9.01.  Financial Statements and Exhibits.

(d) Exhibits. The following exhibit is being filed as part of this Report.

Exhibit Number	Description

10.10	Amended and Restated Credit Agreement dated July 25, 2007 (filed).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized,

BUCKEYE TECHNOLOGIES INC.

/s/ Steven G. Dean
Steven G. Dean
Sr. Vice President and Chief Financial Officer
July 30, 2007